                                 WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

                                         COMPUTATION OF EARNINGS PER SHARE

                                       (in thousands, except loss per share)
                                                    (unaudited)


                                                              Three Months Ended                         Six Months Ended
                                                   --------------------------------------      ----------------------------------
                                                      June 30, 1996        June 30, 1995        June 30, 1996      June 30, 1995
                                                   ------------------     ---------------      ----------------   ---------------

Net loss                                            $        (1,509)     $       (1,539)       $       (2,998)     $     (1,145)

Dividends on preferred stock                                 (3,564)             (2,128)               (7,141)           (4,524)
Accretion of preferred stock discount                        (1,615)               (407)               (3,229)             (814)
                                                   -----------------     ---------------       ---------------     -------------

Net loss applicable to common
       and common equivalent shares                 $        (6,688)     $       (4,074)       $      (13,368)     $     (6,483)
                                                   =================     ===============       ===============     =============

Weighted average shares of
       common stock outstanding (a)                           9,016               8,824                 8,987             8,730
                                                   =================     ===============       ===============     =============

Loss per share of common stock                      $         (0.74)     $        (0.46)       $        (1.49)     $      (0.74)
                                                   =================     ===============       ===============     =============





(a) Because of the net loss applicable to common stock for the three and six months ended June 30, 1996 and June 30, 1995, the assumed exercise of common stock equivalents has not been included in the computation of weighted average shares outstanding because their effect would be anti-dilutive.



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